Exhibit 3.(b)

AMENDMENT NO. 1 TO AMENDED AND RESTATED BYLAWS

OF

SAUL CENTERS, INC.

Article V of the Amended and Restated Bylaws of Saul Centers, Inc., is hereby deleted in its entirety and replaced with the following:

Section 5.1. Share Certificates. Each stockholder shall be entitled to a certificate or certificates, in a form approved by the Board of Directors and consistent with the MGCL, which shall represent and certify the number, kind and class of shares owned by him or her in the Corporation. Each certificate shall be signed by the Chairman of the Board, President or Vice President, and by the Secretary or the Treasurer and, pursuant to resolutions of the Board of Directors, any such signature may be in facsimile. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed on, a certificate has ceased to hold such office before the certificate is issued, it may nevertheless be issued by the Corporation with the same effect as if he or she held such office at the date of issue. Notwithstanding anything to the contrary provided in these Bylaws, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation). To the extent required by Maryland law, within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the holder thereof a written notice that shall set forth (i) the name of the Corporation, (ii) the name of the holder or other person to whom the shares are issued, (iii) the class of stock and number of shares represented, (iv) the designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the stock of each class of the Corporation, (v) the differences in the relative rights and preferences between the shares of each series to the extent they have been set and the authority of the Board of Directors to set the relative rights and preferences of subsequent series, and (vi) any restrictions on transferability of the shares issued, if any, and a full statement of the restrictions or a statement that the Corporation will furnish information about the restrictions to the holder on request without charge.

Section 5.2. Record Date and Closing of Transfer Books. The Board of Directors may fix, in advance, a date as the record date for the purpose of determining stockholders entitled to notice of, or to vote at, any meeting of stockholders, or stockholders entitled to receive payment of any dividend or the allotment of any rights, or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or in order to make a determination of stockholders for any other proper purpose. The record date may not be prior to the close of business on the day the record date is fixed. Such date shall be not more than ninety (90) days, and in case of a meeting of stockholders, not less than ten (10) days, prior to the date on which the action requiring such determination of stockholders is to be taken. The stock transfer books of the Corporation may not be closed for a period longer than twenty (20) days.

If no record date is fixed and the Corporation’s stock transfer books are not closed, the determination of stockholders entitled to notice of, or to vote at, a meeting of stockholders shall be at the later of (a) the close of the business on the day on which notice of the meeting is mailed or (b) the thirtieth (30th) day before the meeting. If no record date is fixed, the record date for determining stockholders for any purpose other than that specified in the preceding sentence shall be at the close of business on the day on which the resolution of the Board of Directors relating thereto is adopted.

When a determination of stockholders of record entitled to notice of, or to vote at, any meeting of stockholders has been made as provided in this Section 5.2, such determination shall apply to any future meeting in respect of any adjournment thereof, unless the directors fix a new record date under this section for such future meeting.

Section 5.3. Registered Stockholders. The Corporation shall be entitled to treat the holder of record of shares as the holder in fact and, except as otherwise provided by the laws of the State of Maryland, shall not be bound to recognize any equitable or other claim to or interest in the shares.

Shares of the Corporation only shall be transferred on its books upon the surrender to the Corporation of the share certificates duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, and upon presentation of adequate evidence of the validity of the transfer under this Section 5.3 and the laws of the State of Maryland. In that event, the surrendered certificates shall be cancelled, new certificates issued to the person entitled to them and the transaction recorded on the books of the Corporation.

Shares of stock of the Corporation that are not represented by a certificate shall be transferable or assignable on the stock transfer books of the Corporation by the holder submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may reasonably require.

Section 5.4. Lost Certificates. The Board of Directors may direct a new certificate to be issued in place of a certificate alleged to have been destroyed or lost if the owner makes an affidavit that it is destroyed or lost. The Board, in its discretion, may, as a condition precedent to issuing the new certificate, require the owner to give the Corporation a bond as indemnity against any claim that may be made against the Corporation on the certificate allegedly destroyed or lost.